Exhibit 8.1

[LETTERHEAD OF PAUL, HASTINGS, JANOFSKY & WALKER LLP]

November 16, 2006	23062.68339

Lexington Corporate Properties Trust

One Penn Plaza- Suite 4015

New York, NY 10119-4015

Ladies and Gentlemen:

We have acted as counsel to Lexington Corporate Properties Trust, a Maryland statutory real estate investment trust (the "Company"), in connection with the Form S-3 Registration Statement (No. 333-____) and prospectus filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (“Act”) on November 16, 2006 (together, the "Registration Statement"). In such capacity, you have requested our opinion concerning the qualification for federal income tax purposes of the Company as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the "Code").

In rendering our opinion, we have examined and relied upon the Registration Statement, the Declaration of Trust and By-Laws of the Company, the Agreement and Plan of Merger by and among the Company and Newkirk Realty Trust, Inc (“Newkirk”), dated as of July 23, 2006, as amended as of September 11, 2006 and October 13, 2006 (the "Merger Agreement"), and such other documents and information we have deemed necessary or appropriate. In addition, we have relied upon the factual representations of a duly appointed officer of the Company dated November 16, 2006 regarding the organization and actual and proposed operation of the Company (the "Officer's Certificate"). For purposes of our opinion, we have made such factual and legal inquiries, including examination of the documents set forth above, as we have deemed necessary or appropriate for purposes of our opinion. However, we have not made an independent investigation of the facts set forth in any of the above-referenced documents, including the Officer's Certificate. We have, consequently, relied upon your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. In addition, to the extent that any of the representations provided to us in the Officer's Certificate are with respect to matters set forth in the Code or Treasury Regulations thereunder, we have reviewed with the individuals making such representations the relevant portion of the Code and the applicable Regulations.

In rendering this opinion, we have assumed that, if consummated, the proposed merger of Newkirk with and into the Company (the "Merger"), pursuant to the terms of the Merger Agreement, as more fully described in the registration statement on Form S-4 filed with the Commission on September 13, 2006, as amended through the date hereof, will qualify

Lexington Corporate Properties Trust

November 16, 2006

as a “reorganization” within the meaning of Section 368 of the Code. We have also assumed that, if the Merger is consummated, the examined documents will be executed in the form reviewed by us, all transactions will occur as described in the examined documents and all statements in such documents are accurate. We have further assumed that, commencing with its initial taxable year, Newkirk has qualified and will continue to qualify as a REIT within the meaning of Section 856 through 860 of the Code.

This opinion is based on the assumption that the Company has operated and will continue to be operated in the manner described in the Officer's Certificate, the Registration Statement and the applicable organizational documents and that all terms and provisions of such documents have been and will continue to be complied with. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

On the basis of the foregoing, and in reliance thereon, subject to the limitations, qualifications and exceptions set forth therein, it is our opinion that, commencing with its taxable year ended December 31, 1993, the Company has been organized and has operated in conformity with the requirements for qualification as a REIT pursuant to Sections 856 through 860 of the Code, and the Company's current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

For a summary of the legal analysis underlying the opinion set forth in this letter, we incorporate by reference the discussion of federal income tax issues under the caption, “Federal Income Tax Considerations,” in the Registration Statement.

The above opinion is based on the Code, Treasury Regulations promulgated thereunder, administrative pronouncements and judicial interpretations thereof, in each case as in effect on the date hereof, all of which are subject to change. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. Accordingly, there can be no assurance that the Internal Revenue Service will not take a contrary position, that the applicable law will not change, or that any such change will not have retroactive effect. We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter. Moreover, the Company's qualification and taxation as a real estate investment trust depend upon the Company's ability to meet, on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. Paul, Hastings, Janofsky & Walker LLP will not review the Company's compliance with these requirements on a continuing basis. Accordingly,

Lexington Corporate Properties Trust

November 16, 2006

no assurance can be given that the actual results of the Company's operations for any one taxable year will satisfy such requirements.

Lexington Corporate Properties Trust

November 16, 2006

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP

PAUL, HASTINGS, JANOFSKY & WALKER LLP